Exhibit 99.5
NEWS RELEASE

Contacts:
Investor Awareness, Inc.
Tony Schor or Lindsay Kenoe
(847) 945-2222
www.investorawareness.com

Roher Public Relations
Phillip Bergman, Vice President
(914) 238-2200, ext 302

HYPERDYNAMICS DISCLOSES CORRESPONDENCE IN RESPONSE TO SHAREHOLDER REQUESTS;
Presidential Letters Filed in 8K Today Acknowledge Binding Contract with Guinea

HOUSTON, TX, Thursday, December 13, 2007— Hyperdynamics Corporation (AMEX:HDY) announced today that an informational 8K has been filed with the SEC regarding correspondence that has been received from Guinea’s Chief of State, President Lansana Conté.

Management has received many questions from shareholders regarding the Company’s relationship with Guinea.  In response, the Company will file a form 8K today to disclose two letters received from the President of Guinea.   These letters acknowledge our binding contractual relationship with Guinea. They also show the President of Guinea’s expectation for our future exploration work.

Kent Watts, Hyperdynamics’ Chief Executive stated, “At various times this year, there has been misinformation propagated from politically motivated sources, regarding our contractual status with Guinea.  It is my sincere hope that this filing will help allay any lingering concerns as we go forward aggressively with our work.”

Early next week, Hyperdynamics’ executives will be returning from Europe where they are currently engaged in meetings regarding its 2008 exploration program. The Company plans to give an update upon their return.

About Hyperdynamics

Hyperdynamics Corporation provides energy for the future by exploring and producing sources of energy worldwide. The company's internationally active oil and gas subsidiary, SCS Corporation, owns rights to explore and exploit 31,000 square miles offshore the Republic of Guinea, West Africa. HYD Resources Corporation focuses on domestic production in proven areas. To find out more about -Hyperdynamics Corporation, visit our Website at http://www.hyperdynamics.com.

Forward Looking Statements
Statements in this news release are “forward looking” as defined by the U.S. Securities and Exchange Commission and are based on expectations, beliefs or projections that are subject to numerous risks and uncertainties.  Investors are cautioned that these statements are not guarantees of future performance, and actual results could differ materially.  Please refer to “Risk Factors” in the company's Form 10-K filed with the SEC.
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HDY-IR